                                     [Letterhead]

                                    April 20, 1998




Mr. Seth A. Bakes
255-A East Waiko Road
Wailuku, Maui, HI  96793


Dear Seth:

          We are all working towards the consummation of a merger of C. Brewer Homes, Inc. ("Homes") into Mauna Loa Macadamia Partners, L.P. ("Mauna Loa"), and are hoping that the effective date will be as of the close of business on June 30, 1998. The merger agreement between Homes and Mauna Loa provides that Mauna Loa will provide employment benefits to employees hired by the Mauna Loa which are substantially equivalent to those held by the employees of Homes at the time the merger agreement was signed on December 18, 1997. The purpose of this letter is to summarize the few issues in your employment agreement with Homes dated January 7, 1997, as modified by your letter of January 17, 1997, which will need to be modified when you become an employee of Mauna Loa. References in this letter are to paragraph numbers contained in the employment agreement of January 7, 1997.


          (1) You are currently earning $200,000 per year. This salary will continue subject to adjustment at the discretion of the Board of Directors.


          (2) Management will establish a new MICP plan for your position. The details for your own MICP plan needs to be developed by the Compensation Committee of the Combined Company.

Mr. Seth A. Bakes
April 20, 1998
Page 2

          (3) You will be granted a unit option for 33,333 partnership Class A Units as provided for in the Stock Option Replacement Agreement which has been signed by Homes, Mauna Loa, and you. The remainder of paragraph (3) of your employment agreement will not be applicable because conditions under the Combined Company will be substantially different. Management and the Compensation Committee will work with you to establish appropriate unit options for the key executives who will be working under your supervision. Management and the Compensation Committee will at the same time develop an appropriate unit option grant for you and submit it to the Board of Directors for approval. This assumes, of course, that the unitholders will approve the Unit Option Plan at the meeting of unitholders.


          (4)  Paragraph (4) will be extended through June 30, 1998.


          (5) You will be elected to the Board of Directors of Mauna Loa Resources effective as of the effective date of the merger, and will serve at the will of Mauna Loa Macadamia Nut Corporation, the sole stockholder of Mauna Loa Resources. You will not receive director's fees for serving as a director, nor will you receive stock options for serving as a director.


          (6) You will be eligible for the standard benefits provided to officers of Mauna Loa Resources, which are essentially those benefits provided to employees of C. Brewer & Company, Limited


          (7)  Not applicable.


          (8)  Not applicable.


          (9)  Not applicable.


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Mr. Seth A. Bakes
April 20, 1998
Page 3

          (10) A new MICP plan will be established for you.


          (11) Not applicable.


          We intend to provide you with substantially similar employment benefits within the context of a limited partnership and a different overall business enterprise.

          If this letter represents your expectations and is satisfactory to you, please sign one copy and return it to me.

                                   Very truly yours,

                                   MAUNA LOA MACADAMIA PARTNERS, L.P.
                                    By Mauna Loa Resources Inc.
                                          Its Managing General Partner


                                   By /s/ Kent T. Lucien
                                      --------------------------------
                                       Its President


APPROVED AND ACCEPTED:

 /s/ Seth A. Bakes
---------------------------
Seth A. Bakes

Date:      4/18/98
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